DTS8 COFFEE APPOINTS NEW CHIARMAN

Minden, Nevada, May 7, 2014, DTS8 Coffee Company, Ltd. (BKCT.OTCBB & OTCQB, BERLIN:9BE) announced today the appointment of Alexander Liang as the new chairman of its Board of Directors, effective May 6, 2014. Mr. Liang was appointed a director of the Company on January 20, 2012, and succeeds Sean Tan, the current chief executive officer and shareholder of the Company.

Mr. Liang stated: "I will be directing the management team to grow revenues with new brand initiatives for roasted coffee to better leverage the “DTS8Coffee” brand name, and establishing and optimizing the green bean sale and distribution networks in China."

Mr. Sean Tan, CEO of DTS8 Coffee stated: “Mr. Liang brings significant experience and fresh ideas that will enhance our strategic development plans in China. He has a deep understanding of our business, operations and growth strategies in China.”

DTS8 Coffee Company, Ltd. (“DTS8”) is a purveyor of gourmet roasted coffee in China. DTS8 roasts, markets and wholesales the “DTS8 Premium”, “Single Origin Premium”, “Don Manuel”, and “Private Label” brands in Shanghai and others areas of China. DTS8 coffees are well regarded by consumers for their uniqueness, consistency and special flavor characteristics, and are sold through distribution channels reaching consumers at restaurants, multi-location coffee shops and offices. Visit us at www.dts8coffee.com.

Except for the historical matters contained herein, statements in this press release contain “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties which may affect DTS8’s current and future business and prospects. Actual results could differ materially, as a result of various risk factors including but not limited to: (1) competition in the markets for DTS8’s coffee; (2) the ability of DTS8 to execute its business plan; and (3) other factors detailed in DTS8’s public filings with the SEC. By making these forward-looking statements, DTS8 can give no assurances that transactions described in this press release will be successfully completed, and undertakes no obligation to update these statements for revisions or changes after the date of this press release. This release should be read in conjunction with DTS8’s Annual Report on Form 10-K and its other filings with the SEC through the date of this release, which identifies important factors that could affect the forward-looking statements in this release. In addition, factors that could cause actual results to differ materially from those contemplated in the statements include, without limitation, overall economic conditions, and other risks associated generally with the coffee business. These forward-looking statements are not guarantees of future performance.

USA:   Peter Baxter, Investor Relations: 775-360-3031 - info@dts8coffee.com